UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016 (February 11, 2016)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 140, Westminster, CO 80020

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2016, the Board of Directors (the “Board”) of ARCA biopharma, Inc. (the “Company”), approved cash bonuses for each of the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), in the amounts set forth below, payable on or around March 11, 2016.  The Committee also approved the base salaries for the Company’s named executive officers in each case as set forth below.

Name and Title	Cash Bonus	Base Salary
Michael R. Bristow President and Chief Executive Officer	$100,400	$295,359
Thomas A. Keuer Chief Operating Officer	$60,000	$294,170
Christopher D. Ozeroff Senior Vice President, General Counsel	$58,900	$288,683
Brian L. Selby Vice President, Finance and Chief Accounting Officer	$47,100	$240,000

The Committee determined the cash bonuses are to be paid in recognition of the efforts of each of the executives during the prior year.  The new base salaries will become effective on February 29, 2016.

On the same day, the Company also approved paying compensation to its existing non-employee directors by granting to Dr. Linda Grais, Mr. Robert Conway, Mr. Daniel Mitchell and Dr. Raymond Woosley options to purchase 8,000 shares of common stock at an exercise price of $3.44 per share, the closing price of the Company’s common stock on February 11, 2016.  The options are subject to the terms and conditions of the Plan and the Company’s standard forms of Stock Option Agreement and Option Grant Notice for the Plan.  The options vest in equal monthly installments and will be fully vested as of December 31, 2016, assuming Dr. Grais’, Mr. Conway’s, Mr. Mitchell’s and Dr. Woosley’s continued service on the Board for such periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2016

ARCA biopharma, Inc.
(Registrant)

	By:	/s/ Christopher D. Ozeroff
		Name:	Christopher D. Ozeroff
		Title:	SVP and General Counsel